As  filed with the Securities and Exchange Commission on October
1, 1999
                                  Registration Statement No. 33-
 --------------------------------------------------------------
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                    -------------------------
                            FORM S-8
                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933

                        INTEL CORPORATION
     (Exact name of registrant as specified in its charter)

            Delaware                            94-1672743
 (State or Other Jurisdiction of             (I.R.S. Employer
 Incorporation or Organization)           Identification Number)

                   2200 Mission College Blvd.
               Santa Clara, California 95052-8119
       (Address of Principal Executive Offices) (Zip Code)

   NetBoost Corporation 1997 Stock Option/Stock Issuance Plan
              NetBoost Corporation 1997 Stock Plan
   NetBoost Corporation Common Stock Purchase Agreements, and
NetBoost Corporation Special Performance Stock Option Agreements
                 as assumed by Intel Corporation
                    (Full title of the Plans)

                      F. THOMAS DUNLAP, JR.
          Vice President, General Counsel and Secretary
                        Intel Corporation
                   2200 Mission College Blvd.
               Santa Clara, California 95052-8119
             (Name and address of agent for service)

                         (408) 765-8080
  (Telephone number, including area code, of agent for service)

                           Copies to:
                     RONALD O. MUELLER, ESQ.
                   Gibson, Dunn & Crutcher LLP
             1050 Connecticut Avenue, NW, Suite 900
                      Washington, DC 20036
                         (202) 955-8500
 --------------------------------------------------------------
                 CALCULATION OF REGISTRATION FEE
 --------------------------------------------------------------
                            Proposed     Proposed
               Amount to    Maximum       Maximum      Amount of
  Title of         be       Offering     Aggregate     Registra-
Securities to  Registered  Price Per  Offering Price     tion
be Registered     (1)      Share (2)        (2)         Fee(3)
-----------    ----------  ----------   ----------    ----------
Common Stock,   629,912      $76.75     $48,345,746   $13,440.12
par value
$0.001 per
share.
 --------------------------------------------------------------
(1) Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(2)  Estimated  solely  for  the  purpose  of  determining   the
     registration fee.

(3) Calculated pursuant to Rule 457(c) based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on September 28, 1999 which was
     $76.75.

 --------------------------------------------------------------

                          INTRODUCTION

This Registration Statement on Form S-8 is filed by Intel Corporation, a Delaware corporation (the "Company," "Corporation" or "Registrant"), relating to 629,912 shares of its common stock, par value $0.001 per share (the "Common Stock"), issuable to eligible employees of the Company under the NetBoost Corporation 1997 Stock Option/Stock Issuance Plan, the NetBoost Corporation 1997 Stock Plan, the Netboost Corporation Common Stock Purchase Agreements, and the NetBoost Corporation Special Performance Stock Option Agreements as assumed by Intel Corporation (the "Plans").

                             PART I

        INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

     Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item   2.    Registrant  Information  and  Employee  Plan  Annual
Information.

     Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents, which previously have been filed by the Company with the Securities and Exchange Commission (the
"Commission"), are incorporated herein by reference and made a part hereof:

     (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 26, 1998;

     (ii) The Company's Quarterly Reports on Forms 10-Q for the fiscal quarters ended March 27, 1999 and June 26, 1999.

     (iii)The Company's Current Reports on Forms 8-K, filed with the Commission on January 14, 1999, March 12, 1999, April
     14, 1999, July 8, 1999, July 14, 1999 and August 10, 1999;

     (iv) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report referred to in (i) above; and

     (v) The description of the Common Stock contained in Amendment No. 1 to the Company's Registration Statement on Form S-3 (Registration No. 33-56107), filed with the Commission on April 18, 1995, including any amendment or report filed for the purpose of updating such description.

      All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document  or  a  statement  contained  herein  or  in  any  other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     Not applicable.

Item 6.   Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Company under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

      As permitted by the DGCL, the Company's Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL or decisional law, no director shall be personally liable to the Company or to its stockholders for monetary damages for breach of his fiduciary duty as a director. The effect of this provision in the Charter is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

     The Company's Bylaws (the "Bylaws") provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation or enterprise (including an employee benefit plan), against all expenses, liability and loss (including attorneys' fees, judgments, fines, excise taxes and penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereof, and any taxes imposed on such person as a result of such payments) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in such action, suit or proceeding, to the fullest extent authorized by the DGCL, provided that the Company shall indemnify such person in connection with any such action, suit or proceeding initiated by such person only if authorized by the Board of Directors of the Company or brought to enforce certain indemnification rights.

     The Bylaws also provide that expenses incurred by an officer or director of the Company (acting in his capacity as such) in defending any such action, suit or proceeding shall be paid by the Company, provided  that  if  required by the DGCL such expenses  shall  be advanced only upon delivery to the Company of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. Expenses incurred by other agents of the Company may be advanced upon such terms and conditions as the Board of Directors of the Company deems appropriate. Any obligation to reimburse the Company for expenses advanced under such provisions shall be unsecured and no interest shall be charged thereon.

     The Bylaws also provide that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any right of indemnification or protection provided under the Bylaws shall not be adversely affected by any amendment, repeal, or modification of the Bylaws; and that the Company may purchase and maintain insurance to protect itself and any such person against any such expenses, liability and loss, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the DGCL or the Bylaws.

      In addition to the above, the Company has entered into indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide directors and officers with the same indemnification by the Company as described above and assure directors and officers that indemnification will continue to be provided despite future changes in the Bylaws of the Company. The Company also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

      Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

     The following exhibits are filed herewith:

Exhibit    Description
No.

4.1* Intel Corporation Restated Certificate of Incorporation dated May 11, 1993 and Certificate of Amendment to the Restated Certificate of Incorporation dated June 2, 1997 (incorporated by reference to Exhibit 3.1 of Registrant's Form 10-K as filed on March 25, 1998).

4.2* Intel Corporation Bylaws as amended (incorporated by reference to Exhibit 3.1 of Registrant's Form 10-Q for the quarter ended September 26, 1998 as filed on November 10, 1998).

4.3* Agreement to Provide Instruments Defining the Rights of Security Holders (incorporated by reference to Exhibit 4.1 of Registrant's Form 10-K, Commission File
           No. 0- 6217, as filed on March 28, 1986).

5.1        Legal Opinion of Gibson, Dunn & Crutcher LLP.

23.1       Consent  of Gibson, Dunn & Crutcher LLP (contained  in
           Exhibit 5.1).

23.2       Consent of Ernst & Young LLP, Independent Auditors.

24.1       Power   of  Attorney  (contained  on  signature   page
           hereto).

*Incorporated by reference.

Item 9.   Undertakings.

(1)  The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)   To  include  any prospectus required  by  section
          10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there-unto duly authorized, in the City of Santa Clara, State of California, on this 15th day of September, 1999.

                                 INTEL CORPORATION


                            By:  /s/F. Thomas Dunlap, Jr.
                                 -----------------------------
                                 F. Thomas Dunlap, Jr.
                                 Vice President, General
                                 Counsel and Secretary



      Each person whose signature appears below constitutes and appoints F. Thomas Dunlap, Jr. and Andy D. Bryant, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature               Title                       Date

------------------      Chairman Emeritus and
Gordon E. Moore         Director


/s/Andrew S. Grove      Chairman of the Board       Sept.15,1999
-------------------
Andrew S. Grove


/s/Craig R. Barrett     President and Chief         Sept.15,1999
-------------------     Executive Officer
Craig R. Barrett        (Principal Executive
                        Officer and Director)


/s/Andy D. Bryant       Senior Vice President,      Sept.15,1999
-------------------     Principal Accounting and
Andy D. Bryant          Chief Financial Officer
                        (Principal Financial and
                        Accounting Officer)


/s/John Browne          Director                    Sept.15,1999
-------------------
John Browne


/s/Winston H. Chen      Director                    Sept.15,1999
-------------------
Winston H. Chen


/s/D. James Guzy        Director                    Sept.15,1999
-------------------
D. James Guzy

-------------------     Director
David S. Pottruck


/s/Jane E. Shaw         Director                    Sept.15,1999
-------------------
Jane E. Shaw


/s/Leslie L. Vadasz     Director                    Sept.15,1999
-------------------
Leslie L. Vadasz


/s/David B. Yoffie      Director                    Sept.15,1999
-------------------
David B. Yoffie


/s/Charles E. Young     Director                    Sept.15,1999
-------------------
Charles E. Young

                        INDEX TO EXHIBITS

Exhibit No.    Description
----------     -----------
5.1            Legal Opinion of Gibson, Dunn & Crutcher LLP.

23.1 Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2           Consent   of   Ernst  &  Young  LLP,  Independent
               Auditors.

24.1 Power of Attorney (contained on signature page hereto).

                                                      Exhibit 5.1

           [Letterhead of Gibson, Dunn & Crutcher LLP]

                         October 1,1999

Intel Corporation
2200 Mission College Boulevard
Santa Clara, California  95052

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted as counsel to Intel Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of 629,912 shares of Common Stock, $.001 par value (the "Shares"), of the Company (the "Common Stock"), subject to issuance by the Company upon exercise of options granted under the NetBoost Corporation 1997 Stock Option/Stock Issuance Plan, NetBoost Corporation 1997 Stock Plan, the NetBoost Corporation Common Stock Purchase Agreements, and NetBoost Corporation Special Performance Stock Option Agreements as assumed by Intel Corporation (the "Plans") assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of August 31, 1999, as amended, among the Company, KTW Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, and NetBoost Corporation, a Delaware corporation.

      We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

      Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) when issued in accordance with the terms of the Plans, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

      We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                 Very truly yours,

                                 /s/GIBSON, DUNN & CRUTCHER LLP

                                                     Exhibit 23.2

       CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NetBoost Corporation 1997 Stock Option/Stock Issuance Plan, the NetBoost Corporation 1997 Stock Plan, the NetBoost Corporation Common Stock Purchase Agreements, and the NetBoost Corporation Special Performance Stock Option Agreements as assumed by Intel Corporation, of our report dated January 11, 1999, with respect to the consolidated financial statements and schedule of Intel Corporation included in and/or incorporated by reference in its Annual Report (Form 10-
K) for the year ended December 26, 1998, filed with the Securities and Exchange Commission.

                                             /s/ERNST & YOUNG LLP

San Jose, California
September 29, 1999